EXHIBIT 16.1

October 11, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements contained under the caption “Changes in Accountants” in the Information Statement incorporated by reference in the Form 10 of Era Group, Inc., to be filed on or about October 11, 2012, and are in agreement with the statements contained in the second and third paragraphs on page 121 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in either the Information Statement or the Form 10 referenced above.

/s/ Ernst & Young LLP

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